Exhibit 10.1

May 31, 2013

Stuart W. Mercer
c/o Validus Holdings, Ltd.
29 Richmond Road
Pembroke HM08
Bermuda

Dear Stuart:

Effective as of August 1, 2013 (the “Separation Date”), we mutually agree that you shall cease to be the Executive Vice President of Validus Holdings, Ltd. (the “Company”).  Your employment (including any directorships) with the Company and any and all of its subsidiaries and affiliates (together and each individually, the Company and its subsidiaries and affiliates shall be referred to as “Validus”) shall terminate effective as of 12:01 a.m. on the Separation Date.

1.         Subject to and in consideration for your execution and delivery to the Company by the Separation Date of a Release in favor of the Company in the form attached hereto as Schedule 1, the Company shall pay or provide to you:

a.         Within ten (10) days following the Separation Date, a lump sum payment in respect of any accrued but unused vacation and accrued but unpaid base salary through the Separation Date, based on your current rate of base salary of $551,050.00 per annum (“Base Salary”);

b.         Within ten (10) days following the Separation Date, a lump sum payment in an amount equal to $1,531,225.

c.         An amount equal to $229,604 shall be paid to you in 5 equal monthly installments, with such installments payable to you, respectively, on the 30th day of March, April, May, June and July of 2014.

d.         For the seventeen (17) month period following the Separation Date, such medical, life and disability insurance coverages, and on the same terms and conditions (including the level of company contributions to the cost of such coverages, as is or may be provided generally for senior executives of the Company as set forth from time to time in the applicable plan documents; provided, however, that in the event that you obtain employment with another firm during such seventeen (17) month period and become eligible for  benefit coverage that is comparable or better under any such plans of your new employer, you shall notify the Company  and the foregoing insurance coverage for you under the comparable Company plan shall terminate upon receipt by the Company of such notice; and

e.         Notwithstanding Article 5 of the Employment Agreement or Section 2 of the Restricted and Performance Share Award Agreements under which such awards were granted, all unvested restricted stock and performance share awards under the Validus Holdings, Ltd. 2005 Long Term Incentive Plan set forth on Schedule 2 hereto shall vest as scheduled thereon, subject to your continued compliance with the restrictions set forth in Sections 2, 3, 4 and 5 below. If at any time you violate any of the restrictions set forth in Sections 2, 3, 4 and 5, all further vesting of restricted stock awards held by you shall cease and all unvested restricted stock awards then held by you shall be forfeited.

2.         Non-Competition.

a.         You acknowledge that during your employment with Validus, you have become familiar with trade secrets and other confidential information concerning Validus as of the Separation Date. You hereby agree that, for a period ending seventeen (17) months following the Separation Date (the “Non-competition Period”) you will not without the prior written consent of Edward J. Noonan or, failing him, John J. Hendrickson, directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the businesses of Validus as such businesses exist or are in process or being planned as of the Separation Date, within any geographical area in which Validus engages or plans to engage in such businesses which consent shall not be unreasonably withheld.  It shall not be considered a violation of this Section 2 a. for you to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

b.         You agree that on the Separation Date you shall immediately deliver to the Company all Confidential Information (as defined in Section 5 below) including all fee schedules, lists of clients, correspondence and other documents, papers, data (whether written, photographic or electronic) and property belonging to the Company or related to any of the matters referred to in Section 2 a. above which may have been prepared by you or which has come into your possession in the course of your employment with the Company and shall not retain any copies thereof; provided, however, that you shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) information that you reasonably believe may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to your employment, or termination thereof, with the Company.

3.         Non-Solicitation.  During the twenty nine (29) months following the Separation Date, you shall not, directly, or indirectly through another entity or person, and you shall use your reasonable best efforts to procure the compliance of any entity or person by which you become employed or for whom you become a consultant not to :

a.         Solicit any employee of Validus to leave the employ of Validus, or in any way interfere with the relationship between Validus, on the one hand, and any employee thereof, on the other hand; provided, however, that this Section 3 a. shall not be deemed to be violated by (i) the general solicitation of third parties through the use of means generally available to the public, including the placement of advertisements in  newspapers; or (ii) your responding to an unsolicited request for an employment reference regarding any former employee of Validus, either from such former employee or from a third party (other than a person or entity by whom you are employed), by providing a reference setting forth your personal views about such former employee;

b.         Hire (i) any employee of Validus, or (ii) or any former employee of Validus who voluntarily resigned from his position at Validus until twelve (12) months after such former employee’s employment relationship with Validus has ended; or

c.         Induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of Validus to cease doing business with Validus; ,provided, however, that an alteration of terms or reduction in level of business with Validus by any such customer or other party as a result of ordinary course of business shall not be a violation of this Section 3 c..

4.         Untrue Statements. After the Separation Date, you shall not at any time  make any untrue public statement in relation to Validus or any employee, director or officer of Validus and in particular shall not wrongfully represent yourself as being employed by or connected with Validus.

5         Confidentiality.  You shall not, following the Separation Date, disclose to any person any Confidential Information (as hereinafter defined) as to the practice, business dealings or affairs of Validus or any of Validus’ customers or clients, or as to any matters which may have come to your knowledge by reason of your employment with Validus. Notwithstanding the foregoing, nothing in the preceding sentence shall prevent you from disclosing any such Confidential Information to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement (including the Release attached hereto) or the Employment Agreement, including, but not limited to, the enforcement thereof, or (ii)) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order you to disclose or make accessible such information. For purposes of the foregoing and as used elsewhere in this agreement, the term “Confidential Information” shall mean information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Subsidiaries in connection with their business.  It shall not include information (a) required to be disclosed by court or administrative order (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.

6.         Injunctive Relief.  It is impossible to measure in money the damages that will accrue to the Company in the event that you breach your obligations under Sections 2, 3, 4, or 5 hereof. In the event that you breach any such obligation, the Company shall be entitled to an injunction restraining you from violating such obligation (without posting any bond).  If the Company shall institute any action or proceeding to enforce any such obligation, you hereby waive the claim or defense that the Company has an adequate remedy at law and agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.  The foregoing shall not prejudice the Company’s right to require you to account for and pay over to the Company, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by you as a result of any transaction constituting a breach of any of such obligation.

7.         Press Release; References.  You and the Company shall mutually agree to the language of (i) any press release announcing your departure, and (ii) the letter or statement of reference the Company shall provide to any potential employer.

8.         Miscellaneous.

a.         Any notice or other communication required or permitted under this agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

29 Richmond Road
Pembroke HM08
Bermuda
Attention: General Counsel

If to Stuart W. Mercer, at his residence on the records of Validus or to such other address as any party hereto may designate by notice to the others.

b.         Except as otherwise provided herein, this agreement, effective as of the Separation Date, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and  shall supersede and  shall be  in full substitution for any and all prior understandings or agreements with respect to your employment and the termination thereof including any and all rights under the Employment Agreement, provided that Section 7.01 (relating to intellectual property rights), Section 8.01 (relating to the return of Company property, and Section 11.02 (relating to indemnification rights), of the Employment Agreement shall remain in full force and effect in accordance with its terms, but subject to the following additional provisions. (i) if the Company requests your cooperation in protecting its interests and rights in any Intellectual Property pursuant to Section 7.01 of the Employment Agreement, it shall pay directly or reimburse you for all reasonable expenses incurred by you, and shall pay you reasonable compensation for the services rendered by you, in providing such cooperation; and (ii) your obligations under Section 8.01 of the Employment Agreement with respect to the return of property to the Company upon termination of your employment with the Company shall be subject to the same exceptions as set forth in the proviso to Section 2 b. of this agreement.

c.         This agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.  No waiver of any provision or violation of this agreement by the Company shall be implied by the Company’s forbearance or failure to take action, the failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this agreement.

d.         Any provision of this agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

e.         Validus may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that Validus may reasonably determine are required to be withheld pursuant to any applicable law or regulation.  Notwithstanding the foregoing, the Company shall continue to report, and withhold or not from, payments made hereunder in a manner consistent with prior practice with respect to payments made to you during the course of your employment with the Company.

f.         The terms and conditions of this agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of the Islands of Bermuda without regard to the principles of conflict of laws, except as to any U.S. federal, state and local tax matters. The parties to this agreement hereby irrevocably agree that the courts of Bermuda shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this agreement and waive any objection to Proceedings in the courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

g.         This agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

h.         The headings in this agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

i.          This agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This agreement shall inure to the benefit of your successors, heirs, legatees and personal representatives but is not assignable by you without the consent of the Company.

j.          It is intended that this agreement will comply with Sections 409A and 457A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder, to the extent the agreement is subject thereto, and this agreement shall be interpreted on a basis consistent with such intent.  If an amendment of this agreement is necessary in order for it to comply with Sections 409A or 457A of the Code, the parties hereto will negotiate in good faith to amend the agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

k.         Notwithstanding any provision to the contrary in this agreement but subject to the last sentence of this Section 8 k., if you are deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code then with regard to any payment or benefit that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined in the Treasury Regulations issued under Section 409A) or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8 k. (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  To the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefor were paid by you, you shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Company shall pay you an amount equal to the amount of such premiums paid by you during the Delay Period promptly after its conclusion. For avoidance of doubt, we  mutually agree that the provisions in this Section 8 k. requiring a 6 month delay in payment to the extent such delay is required by Section 409A  shall be treated as not applicable to the payments and benefits specified in clauses (A) and (B) below, for the reasons therein stated:

(A)  the payment to be made to you pursuant to Section 1 b. above, and the Company’s contribution to the cost of your medical, life and disability insurance coverages pursuant to Section 1 d. above during the first six months following your Separation Date, shall be treated as exempt from the requirements of Section 409A (including without limitation the requirement under Code section 409A(a)(2)(B)(i) for a 6 month delay in payment in the case of a “specified employee”) pursuant to the short term deferral exemption under Treas. Reg. §1.409A-1(b)(4), the separation pay plan exemption under Treas. Reg. §1.409A-1(b)(9)(v)(B), and/or the welfare benefits plan exemption under Treas. Reg. §1.409A-1(a)(5); and

(B)  the amounts payable to you pursuant to Section 1 a. above shall be treated as not subject to the 6 month delay requirement under Code section 409A(a)(2)(B)(i).

l.          With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries under this agreement and the Release to be executed by you  that constitute deferred compensation for purposes of Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year shall not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

m.        Notwithstanding any provision of this agreement to the contrary, any allowance or reimbursement provided for under this agreement shall be paid to you no later than the end of the calendar year following the calendar year during which the Separation Date occurs.

n.         The Company represents that this Agreement has been approved by the Compensation Committee of the Board of Directors and that the undersigned officer has been authorized to sign on behalf of the Company.

*  *  *  *  *

If you agree with the foregoing provisions, please sign in the appropriate space below and return the original to me.

Sincerely,

VALIDUS HOLDINGS, LTD.

BY:	/s/ Robert Kuzloski
Name: Robert F. Kuzloski
Title: Executive Vice President & General Counsel

Agreed and Accepted:

/s/ Stuart W. Mercer
Stuart W. Mercer

Date: May 31, 2013